                                                                      EXHIBIT 11

                         NU HORIZONS ELECTRONICS CORP.
                                  EXHIBIT 11

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   ----------------------------------------

                                  (Unaudited)


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
                                                                    FOR THE YEAR ENDED
                                                                    ------------------
                                                  FEBRUARY               FEBRUARY               FEBRUARY
                                                  29, 2000               28, 1999               28, 1998
                                               ----------------      -----------------      -----------------
BASIC EARNINGS:
---------------

NET INCOME                                         $11,698,786             $4,544,831             $5,297,991
                                               ================      =================      =================

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING                         9,007,563              8,753,076              8,753,076
                                               ----------------      -----------------      -----------------

BASIC EARNINGS PER
COMMON SHARE                                        $1.30                  $.52                  $ .61
                                                    =====                  ====                  =====

DILUTED EARNINGS:
-----------------

Net Income                                         $11,698,786             $4,544,831             $5,297,991

Net (after tax) interest expense related
  to convertible debt                                  332,296                340,000                340,000
                                               ----------------      -----------------      -----------------
NET INCOME AS ADJUSTED                             $12,031,082             $4,884,831             $5,637,991
                                               ================      =================      =================

SHARES:

Weighted average number of common
  shares outstanding                                 9,007,563              8,753,076              8,753,076

Stock options                                        1,992,604              1,734,450              1,361,450

Assuming Conversion of convertible
  Debt                                                 698,359                784,333                784,333
                                               ----------------      -----------------      -----------------
Weighted average number of common
  Shares outstanding as adjusted                    11,698,526             11,271,859             10,898,859
                                               ================      =================      =================

DILUTED EARNINGS PER COMMON SHARE                   $1.03                  $.43                  $ .52
                                                    =====                  ====                  =====
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